Exhibit 23.1





CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Great Lakes Chemical Corporation pertaining to the 1998 Stock Compensation Plan and the Stock Option Agreement by and between Great Lakes Chemical Corporation and Mark Bulriss, of our reports dated February 3, 1998 and March 25, 1998, with respect to the consolidated financial statements of Great Lakes Chemical Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedule included therein, respectively, filed with the Securities and Exchange Commission.



Indianapolis, Indiana                     ERNST & YOUNG LLP
August 12, 1998